Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Plan to Repurchase $10 Million of Shares of Company’s Stock

Hampton, VA, November 26, 2013 – Measurement Specialties, Inc. (NASDAQ: MEAS) (the “Company”), a global designer and manufacturer of sensors and sensor-based systems, announced today that the Company’s Board of Directors has adopted a program to repurchase from time to time at management’s discretion up to $10,000,000 of the shares of the Company’s common stock in the open market or in private transactions at prevailing market prices.  As of October 28, 2013, the Company had 15,866,062 shares of common stock outstanding.  Repurchases will be made under the program using the Company’s own cash resources.  Needham & Company, Inc. will act as agent for the Company’s stock repurchase program.

About Measurement Specialties: Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

Company Contact: Mark Thomson, CFO, (757) 766-4224

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Measurement Specialties Inc. • 1000 Lucas Way • Hampton, VA 23666 • www.meas-spec.com